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                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                             SM&R INVESTMENTS, INC.
                               (SM&R ALGER FUNDS)
                                       AND
                    SECURITIES MANAGEMENT AND RESEARCH, INC.

         THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made and entered as of the 1st day of September, 2000, by and between SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida corporation hereinafter referred to as the "Adviser," and SM&R INVESTMENTS, INC., a Maryland corporation hereinafter referred to as the "Fund", on behalf of the following four series of the Fund: the SM&R Alger Growth Fund, the SM&R Alger Small-Cap Fund, the SM&R Alger Aggressive Growth Fund, and the SM&R Alger Technology Fund (collectively the "SM&R Alger Funds").

         Each of the SM&R Alger Funds is a separate series of the Fund with different investment objectives than the other series, which each pursues through separate investment policies.

         Adviser is engaged in the business of rendering investment advisory and related services to investment companies and desires to provide such services to the SM&R Alger Funds.

         In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Adviser and the Fund hereby agree as follows:

1. Adviser shall act as investment adviser for the SM&R Alger Funds and shall, in such capacity, supervise the investment and reinvestment of the cash, securities and other properties comprising the assets of the SM&R Alger Funds, subject at all times to the objectives, policies and restrictions of each of the SM&R Alger Funds and to the policies and approval of the Board of Directors of the Fund. Adviser shall give the SM&R Alger Funds the benefit of its best judgment and efforts in rendering its services as investment adviser. In carrying out its obligations in this Agreement, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized by the Fund (whether in this Agreement or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.

2. In carrying out its obligations under paragraph (1) hereof, Adviser shall:

         (a) Obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolios of the SM&R Alger Funds, and whether concerning the individual companies whose securities are included in the SM&R Alger Funds' portfolios, or the industries in which the SM&R Alger Funds engage, or with respect to securities which the Adviser considers desirable for inclusion in one or more of the portfolios of the SM&R Alger Funds.

         (b) Determine what industries and companies shall be represented in the SM&R Alger Funds' portfolios and regularly report them to the Board of Directors of the Fund.

         (c) After such determination, formulate and implement programs for the purchases and sales of the securities of such companies and regularly report thereon to the Board of Directors of the Fund.

         (d) Take, on behalf of the SM&R Alger Funds, all actions which appear to the Adviser to be necessary to carry into effect such purchase and sale programs, and all related supervisory and other functions, including the placing of orders for the purchase and sale of portfolio securities for the SM&R Alger Funds.

         (e) Maintain all internal bookkeeping, account and auditing services and records in connection with the investment activities of the SM&R Alger Funds and the computation of the net asset value of each of the SM&R Alger Funds. As required by the rules and regulations under the Investment Company Act of 1940, as amended (the "`40 Act"), the Adviser agrees that all records which it may maintain for the Fund or the SM&R Alger Funds thereof are the property of the Fund and the SM&R Alger Funds and further agrees to promptly surrender to the Fund any of such records upon the Fund's request. The Adviser further agrees

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         to preserve for the periods prescribed by such rules and regulations any such records as are required to be preserved.

3. The Adviser may delegate to one or more investment subadvisers (the "Subadviser") any one or more of the Adviser's duties to be exercised under this Agreement. The duties, obligations, and compensation of such Subadviser shall be detailed in a separate written subadvisory agreement approved by the Board of Directors of the Fund and by the shareholder(s) of the SM&R Alger Funds and otherwise satisfying the requirements of the Investment Company Act of 1940 and the rules promulgated thereunder. The Adviser acknowledges that any Subadviser may also render similar services to other advisory clients, as long such services to other clients do not impair the Subadviser's services provided to the SM&R Alger Funds.

4. As its sole compensation for the services supplied to the Fund hereunder, each of the SM&R Alger Funds shall pay to the Adviser an investment advisory fee, according to the schedule below. The investment advisory fee shall be paid monthly and shall be computed by applying to the average daily net asset value of each of the SM&R Alger Funds each month one-twelfth (1/12th) of the annual rate.

FUND                                         ANNUAL PERCENTAGE RATE
--------------------------------------------------------------------------------
SM&R Alger Growth Fund                       0.85%
--------------------------------------------------------------------------------
SM&R Alger Small-Cap Fund                    1.00%
--------------------------------------------------------------------------------
SM&R Alger Aggressive Growth Fund            1.05%
--------------------------------------------------------------------------------
SM&R Alger Technology Fund                   1.35%
--------------------------------------------------------------------------------

         The "average daily net asset value" of each of the SM&R Alger Funds for a particular period shall be determined by adding net asset values as regularly computed by the Fund each day during such period and dividing the resulting total by the number of days during such period.

         The investment advisory fees for each month shall each be payable as soon as practical after the last business day of such month.

5. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund, any Committee of the Fund's Board of Directors acting pursuant to authority of the Board, and any officer of the Fund acting pursuant to authority of the Board of Directors.

6. In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

         (a) All applicable provisions of the Investment Company Act of 1940, as amended, and any rules and regulations adopted thereunder;

         (b) The provisions of the Articles of Incorporation of the Fund as amended from time to time;

         (c) The provisions of the By-Laws of the Fund as amended from time to time;

         (d) The provisions of the registration statements of the Fund under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time;

         (e)      Any other applicable provisions of state or federal law.

         In connection with purchases or sales of portfolio securities for the accounts of the SM&R Alger Funds, neither the Adviser nor any officer or director of the Adviser shall act as a principal or receive any commission other than its compensation provided for in paragraph (3) hereof; provided, however, that this paragraph shall not be construed to limit the ability of any Subadviser to place orders with and to pay commissions to persons affiliated with such investment subadviser, subject to best execution requirements.

7. Decisions with respect to placement of the SM&R Alger Funds' portfolio transactions will be made by the Adviser and/or any Subadviser. The primary consideration in making these decisions will be efficiency in the

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execution of orders and obtaining the most favorable net prices for the SM&R
Alger Funds. When consistent with these objectives, business may be placed with brokers and dealers who furnish investment research services to the Adviser and/or any Subadviser. Such research services include advice, both directly and in writing, as to the value of securities, or purchasers or sellers of securities, as well as analyses and reports concerning issues, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. The investment research furnished by such brokers and dealers allows the Adviser and/or any Subadviser to supplement its own research activities and enables the Adviser and/or any Subadviser to obtain the views and information of individuals and research staffs of many different securities firms prior to making investment decisions for the SM&R Alger Funds. To the extent portfolio transactions are effected by dealers who furnish research services to it, the Adviser and/or Subadviser receives a benefit not susceptible of evaluation in dollar amounts, without providing any direct monetary benefit to the Fund from these transactions. The Adviser believes that most research obtained by it generally benefits several or all of the investment companies which it manages, as opposed to solely benefitting one specific fund.

         Consistent with the foregoing, the Adviser may recommend that the SM&R Alger Funds execute portfolio transactions through brokers and dealers who have sold shares of other investment companies managed by the Adviser, but in no event will any such recommendation be intended as a reward or compensation for sales of such other funds' shares, nor will such sales be considered by the Adviser as either a qualifying or disqualifying factor in the selection of executing broker/dealers.

         The Adviser shall render regular reports to the Fund, not more frequently than quarterly, regarding the total brokerage business placed with brokers falling into either of the foregoing categories and the manner in which the allocation has been accomplished. Adviser shall obtain such information, as applicable, from the Subadviser.

         The Adviser agrees that no investment recommendation will be made or influenced by a desire to provide brokerage for allocation, except in accordance with the foregoing, and that the recommendations for such allocation or brokerage shall not interfere with the Adviser's paramount consideration of obtaining the best possible price and execution for the Fund.

8. The Fund understands and acknowledges that the Adviser furnishes investment advisory, management and underwriting services to a number of other clients including, the three (3) mutual funds known as the "SM&R Equity Funds," and the American National Investment Accounts, Inc. Accordingly, the Fund agrees that the services of the Adviser to the Fund hereunder are not deemed to be exclusive and the Adviser is and shall continue to be free to render such services and services related thereto to others.

         The SM&R Equity Funds, American National Investment Accounts, Inc., and other clients for which the Adviser is investment adviser may own securities of the same companies from time to time. However, the SM&R Alger Funds' portfolio security transactions will be conducted independently.

9. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any series thereof in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

10. This Agreement shall become effective on the date set forth above and shall continue in effect until August 31, 2002. Thereafter, this Agreement will continue in effect for additional one year periods only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the SM&R Alger Funds, and in either case by the specific approval of a majority of the directors who are not parties to such contract or agreement, or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

11. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the SM&R Alger Funds, or by the Adviser, on sixty days' written notice to the other party.

12. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.

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13.      Any notice under this Agreement shall be in writing addressed and delivered or mailed postage paid to the other party, at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund, the SM&R Alger Funds, and that of the Adviser for this purpose shall be 2450 South Shore Boulevard, Suite 400, League City, Texas 77573.

14. No amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Fund as defined in the Investment Company Act of 1940.

15. This Investment Advisory Agreement is separate and distinct from, and neither affects nor is affected by, the Underwriting Agreement or the Administrative Service Agreement between the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first above written.


SM&R INVESTMENTS, INC.


By:
   ---------------------------------------------
         Michael W. McCroskey, President


SECURITIES MANAGEMENT AND RESEARCH, INC.


By:
   ---------------------------------------------
         Gordon D. Dixon, Senior Vice President




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